Blue Bird Corporation Announces Mandatory Conversion of All Outstanding 7.625% Series A Convertible Preferred Stock

Macon, GA, October 24, 2018 -- Blue Bird Corporation (NASDAQ: BLBD) (the “Company”) today announced the exercise of the Company’s right to convert all outstanding shares of its 7.625% Convertible Cumulative Preferred Stock, Series A (“Series A Preferred Stock”) into shares of common stock, $0.0001 per share, of the Company (“Common Stock”), subject to a beneficial ownership limitation which prohibits the Company from effecting a conversion of Series A Preferred Stock to the extent that, after giving effect to such conversion, the holder of the Series A Preferred Stock would beneficially own in excess of 9.99% of the outstanding Common Stock (the “Beneficial Ownership Limitation”), unless such holder waives the limitation upon 65 days’ notice to the Company.

On October 22, 2018, the volume weighted average price of the Company’s Common Stock as reported by Bloomberg was $19.27, which marked the 20th consecutive trading day (following the commencement date of the Company’s potential right to convert) in a period of 30 consecutive trading days that the volume weighted average price of the Common Stock closed above $16.22 (which is equal to 140% of the conversion price of $11.5851 currently in effect), triggering the right of the Company to mandatorily convert, subject to the Beneficial Ownership Limitation, all shares of Series A Preferred Stock into shares of Common Stock in accordance with the provisions of the Certificate of Designations of the Series A Preferred Stock. The effective date of the conversion will be November 13, 2018 (the “Conversion Date”), which is the 15th trading day following the date of this press release.

On the Conversion Date the holder of the Series A Preferred Stock will receive approximately 799,615 shares of Common Stock for the shares of Series A Preferred Stock being mandatorily converted (based on the conversion rate of 8.6318 shares of Common Stock for each share of Series A Preferred Stock being mandatorily converted). There are currently 92,636 shares of Series A Preferred Stock issued and outstanding, and the Company will convert 92,636 shares of Series A Preferred Stock. No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock and, instead, cash will be paid in lieu of any fractional shares of Common Stock based on the closing price of the Common Stock on November 13, 2018.

The Company paid its last dividend on the Series A Preferred Stock in the amount of $181,220.83 per share of Series A Preferred Stock on September 15, 2018 to holders of record of the Series A Preferred Stock as of August 15, 2018. No dividend will be declared or paid on the Series A Preferred Stock for the interim period between September 15, 2018 and the Conversion Date.

On and after the Conversion Date, dividends shall cease to accrue on the shares of Series A Preferred Stock called for conversion and all rights of the holders of such shares of Series A Preferred Stock shall terminate except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Series A Preferred Stock and cash in lieu of any fractional shares of Common Stock, as described above.

About Blue Bird Corporation

Blue Bird Corporation (NASDAQ: BLBD) is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered, electric and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio. For more information on Blue Bird’s complete line of buses, visit www.blue-bird.com.

Contact:
Mark Benfield
Investor Relations & Government Affairs
Blue Bird Corporation
(478)822-2315
Mark.Benfield@blue-bird.com